UNITED FUEL & ENERGY, INC.

NEITHER THIS WARRANT NOR THE COMMON STOCK ISSUABLE UPON EXERCISE OF THIS WARRANT HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"), OR ANY APPLICABLE STATE SECURITIES LAWS AND MAY NOT BE SOLD, PLEDGED OR TRANSFERRED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT FOR SUCH SECURITIES UNDER THE ACT OR UNLESS AN EXEMPTION FROM SUCH REGISTRATION IS AVAILABLE.


Warrant                                                       Date:
200,000 Shares                                                September 27, 2004

                           UNITED FUEL & ENERGY, INC.

                                     WARRANT

      UNITED FUEL & ENERGY, INC., a Texas corporation ("UF&E"), for value received hereby grants this warrant ("Warrant") to Steven Antebi, or registered assigns (the "Holder"). The Warrant entitles the Holder to purchase from UF&E at any time prior to the Expiration Date (as defined below) up to 200,000 shares of Common Stock of UNITED FUEL & ENERGY, INC., a Texas corporation. The exercise price for the Warrant shall be $2.00 per share of Common Stock (the "Exercise Price"). The Warrant Holder has paid $100 for this Warrant.

1. Expiration Date; Exercise

      1.1 Vesting. The Warrant granted hereunder shall be deemed fully vested, i.e., become exercisable as of the date hereof.

      1.2 Expiration Date and Registration. If the shares underlying the Warrant are freely tradable i.e., may be sold by the Holder without registration under the Securities Act of 1933, the Warrant shall expire one (1) year from the date hereof, if the shares underlying the Warrant are not freely tradable, the Warrant shall expire one (1) year from the effectiveness of the registration statement under the Securities Act of 1933, to be filed as set forth below, which date shall be extended for such period that the shares may not be sold under the registration statement. UF&E hereby agrees (if the underlying shares are not freely tradable) to include the shares underlying this Warrant in any registration statement (except for a registration statement on Form S-8 or S-4) filed by UF&E under the securities Act of 1933 and to keep such registration statement current and effective for one year from this date when such registration first becomes effective. Such registration shall name Steven Antebi as a selling shareholder. After the Expiration Date, the Warrant shall expire and be of no further force or effect.

      1.3 Callable Warrant. If during any consecutive 20 trading day period (after the effectiveness of the registration statement if applicable), the Common Stock of UF&E closes at the prices set forth in the following table ("Trading Price"), the Warrant shall be callable upon 10 days written notice at $0.01 per share, in the following amounts:

        Number of Warrants callable                    Trading Price
        ---------------------------                    -------------
                  100,000                                  $4.00
                  100,000                                  $4.50

If UF&E has called the applicable Warrants, then Holder shall exercise such Warrants at $2.00 per share. If Holder does not exercise such Warrants when called within 10 days of receiving notice, then such Warrants shall immediately expire after such 10 day period.

2. Adjustments of Exercise Price and Number and Kind of Conversion Shares

      2.1 In the event that UF&E shall at any time hereafter (a) pay a dividend in Common Stock or securities convertible into Common Stock; (b) subdivide or split its outstanding Common Stock; (c) combine its outstanding Common Stock into a smaller number of shares; (d) spin-off to its shareholders a subsidiary or operating-business unit; then the number of shares to be issued immediately after the occurrence of any such event shall be adjusted so that the Holder thereafter may receive the number of shares of Common Stock or the equivalent value it would have owned immediately following such action if it had exercised the Warrant immediately prior to such action and the Exercise Price shall be adjusted to reflect such proportionate increases or decreases in the number of shares.

      2.2 In case of any reclassification of the outstanding shares of Common Stock (other than a change covered by Section 2.1 hereof or a change which solely affects the par value of such shares) or in the case of any merger or consolidation or merger in which UF&E is not the continuing corporation and which results in any reclassification or capital reorganization of the outstanding shares), the holder shall have the right thereafter (until the Expiration Date) to receive upon the exercise hereof, for the same aggregate Exercise Price payable hereunder immediately prior to such event, the kind and amount of shares of stock or other securities or property receivable upon such reclassification, capital reorganization, merger or consolidation, by a holder of the number of shares of Common Stock obtainable upon the exercise of the Warrant immediately prior to such event; and if any reclassification also results in a change in shares covered by Section 2.1, then such adjustment shall be made pursuant to both this Section 2.2 and Section 2.1. The provisions of this Section 2.2 shall similarly apply to successive reclassifications, capital reorganizations and mergers or consolidations, sales or other transfers.

3. Transfer. Subject to compliance with applicable securities laws, the Warrant is transferable in person, or by duly authorized attorney, upon surrender of this Warrant properly endorsed and upon payment of any necessary transfer tax or other governmental charge imposed upon such transfer. If less than all of the Warrant is transferred, UF&E will, upon transfer, execute and deliver to the Holder a new certificate for the portion of the Warrant not so transferred.

4. Reservation of Shares. UF&E shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, such number of shares of Common Stock as shall from time to time be issuable upon exercise of the Warrant. If at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to permit the exercise of the Warrant, UF&E shall promptly seek such corporate action as may necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.

5. Certificate as to Adjustments. In each case of any adjustment in the Exercise Price, or number or type of shares issuable upon exercise of the Warrant, UF&E shall compute such adjustment in accordance with the terms of the Warrant and prepare a certificate setting forth such adjustment and showing in detail the facts upon which such adjustment is based, including a statement of the adjusted Exercise Price. UF&E shall promptly send (by facsimile and by either first class mail, postage prepaid or overnight delivery) a copy of each such certificate to the Holder.

6. Loss or Mutilation. Upon receipt of evidence reasonably satisfactory to UF&E of the ownership of and the loss, theft, destruction or mutilation of this Warrant, and of indemnity reasonably satisfactory to it, and (in the case of mutilation) upon surrender and cancellation of the Warrant, UF&E will execute and deliver in lieu thereof a new Warrant of like tenor as the lost, stolen, destroyed or mutilated Warrant.

7. Representations and Warranties of UF&E. UF&E hereby represents and warrants to Holder that:

      7.1 Due Authorization. All corporate action on the part of UF&E, its officers, directors and shareholders necessary for (a) the authorization, execution and delivery of, and the performance of all obligations of UF&E under this Warrant, and (b) the authorization, issuance, reservation for issuance and delivery of all of the Common Stock issuable upon exercise of this Warrant, has been duly taken. This Warrant constitute a valid and binding obligation of UF&E enforceable in accordance with their terms, subject, as to enforcement of remedies, to applicable bankruptcy, insolvency, moratorium, reorganization and similar laws affecting creditors' rights generally and to general equitable principles.

      7.2 Organization. UF&E is a corporation duly organized, validly existing and in good standing under the laws of the state of its incorporation has all requisite corporate power to grant this Warrant.

      7.3 Valid Issuance of Stock. Any shares of Common Stock issued upon exercise of this Warrant will be duly and validly issued, fully paid and non-assessable.

      7.4 Governmental Consents. All consents, approvals, orders, authorizations or registrations, qualifications, declarations or filings with any federal or state governmental authority on the part of UF&E required in connection with the consummation of the transactions contemplated herein have been obtained.

8. Notices of Record Date.

      In case:

      8.1 UF&E shall take a record of the holders of its Common Stock (or other stock or securities at the time receivable upon the exercise of this Warrant), for the purpose of entitling them to receive any dividend or other distribution, or any right to subscribe for or purchase any shares of stock of any class or any other securities or to receive any other right; or

      8.2 of any consolidation or merger of UF&E with or into another corporation, any capital reorganization of UF&E, any reclassification of the capital stock of UF&E, or any conveyance of all or substantially all of the assets of UF&E to another corporation in which holders of UF&E stock are to receive stock, securities or property of another corporation; or

      8.3 of any voluntary dissolution, liquidation or winding-up of UF&E; or

      8.4 of any redemption or conversion of all outstanding Common Stock; then, and in each such case, UF&E will mail or cause to be mailed to the Holder a copy of the notice with respect to the foregoing received by it from UF&E specifying, as the case may be, (a) the date on which a record is to be taken for the purpose of such dividend, distribution or right, or (b) the date on which such reorganization, reclassification, consolidation, merger, conveyance, dissolution, liquidation, winding-up, redemption or conversion is to take place, and the time, if any is to be fixed, as of which the holders of record of Common Stock or (such stock or securities as at the time are receivable upon the exercise of this Warrant), shall be entitled to exchange their shares of Common Stock (or such other stock or securities), for securities or other property deliverable upon such reorganization, reclassification, consolidation, merger, conveyance, dissolution, liquidation or winding-up. UF&E shall use all reasonable efforts to ensure such notice shall be delivered at least 15 days prior to the date therein specified.

9. Severability. If any term, provision, covenant or restriction of the Warrant is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of the Warrant shall remain in full force and effect and shall in no way be affected, impaired or invalidated to the same extent as if UF&E is owner of the underlying Common Stock.

10. Notices. All notices, requests, consents and other communications required hereunder shall be in writing and by first class mail or by registered or certified mail, postage prepaid, return receipt requested, and (other than in connection with the exercise of the Warrant) shall be deemed to have been duly made when received or, if sent registered or certified mail, postage prepaid, return receipt requested, on the third day following deposit in the mails: if addressed to the Holder, 11601 Wilshire Boulevard, #204, Los Angeles, California 90025; and if addressed to UF&E, Attention, Scott Heller, 405 North Marienfeld, Suite 300, Midland, Texas 79701 or such other address as it may designate in writing.

11. No Rights as Shareholder. The Holder shall have no rights as a shareholder of UF&E with respect to the shares issuable upon exercise of the Warrant until the receipt by UF&E of all of the Exercise Documents. Except as may be provided by Section 2 of this Warrant, no adjustment shall be made for dividends (ordinary or extraordinary, whether in cash, securities or other property) or distributions or other rights for which the record date is prior to the date UF&E receives all of the Exercise Documents.

UNITED FUEL &ENERGY, INC.


By:
   --------------------------------
   SCOTT HELLER, CEO

                                   EXHIBIT "A"

                               NOTICE OF EXERCISE

                (To be signed only upon exercise of the Warrant)

To: UNITED FUEL & ENERGY, INC.

      The undersigned hereby elects to purchase shares of Common Stock (the "Warrant Shares") of UNITED FUEL & ENERGY, INC. ("UF&E"), pursuant to the terms of the enclosed Warrant (the "Warrant"). The undersigned tenders herewith payment of the exercise price pursuant to the terms of the Warrant.

The undersigned hereby represents and warrants to, and agrees with UF&E as follows:

      1. Holder is acquiring the Warrant Shares for its own account, for investment purposes only.

      2. Holder understands that an investment in the Warrant Shares involves a high degree of risk, and Holder has the financial ability to bear the economic risk of this investment in the Warrant Shares, including a complete loss of such investment. Holder has adequate means for providing for its current financial needs and has no need for liquidity with respect to this investment.

      3. Holder has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of an investment in the Warrant Shares and in protecting its own interest in connection with this transaction.

      4. Holder understands that the Warrant Shares have not been registered under the Securities Act or under any state securities laws. Holder is familiar with the provisions of the Securities Act and Rule 144 thereunder and understands that the restrictions on transfer on the Warrant Shares may result in Holder being required to hold the Warrant Shares for an indefinite period of time.

      5. Holder agrees not to sell, transfer, assign, gift, create a security interest in, or otherwise dispose of, with or without consideration (collectively, "Transfer") any of the Warrant Shares except pursuant to an effective registration statement under the Securities Act or an exemption from registration. As a further condition to any such Transfer, except in the event that such Transfer is made pursuant to an effective registration statement under the Securities Act, if in the reasonable opinion of counsel to UF&E any Transfer of the Warrant Shares by the contemplated transferee thereof would not be exempt from the registration and prospectus delivery requirements of the Securities Act, UF&E may require the contemplated transferee to furnish UF&E with an investment letter setting forth such information and agreements as may be reasonable requested by UF&E to ensure compliance by such transferee with the Securities Act.

      Until the effectiveness of the registration statement each certificate evidencing the Warrant Shares will bear the following legend:

"THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 (THE "ACT") OR ANY APPLICABLE STATE SECURITIES LAWS AND MAY NOT BE EXERCISED, SOLD, PLEDGED OR TRANSFERRED IN THE ABSENCE OF AN

EFFECTIVE REGISTRATION STATEMENT FOR SUCH SECURITIES UNDER THE ACT OR UNLESS AN EXEMPTION FROM SUCH REGISTRATION IS AVAILABLE.

Number of Warrant Exercised:  ________

Dated:

                                     [Name]